Exhibit 99.1

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter EPS of $0.14

•	Revenues of $558.0 million – down 3%

•	Net earnings of $27.4 million, or $0.14 per diluted share, compared to net loss of ($6.5) million, or ($0.04) per diluted share

•	Lennar Homebuilding operating earnings of $35.5 million, compared to $5.5 million

•	Gross margin on home sales of 20.0% – improved 80 basis points

•	S,G&A expenses as a % of revenues from home sales of 16.4% – up 60 basis points

•	Operating margin on home sales of 3.6% – improved 20 basis points

•	Lennar Financial Services operating earnings of $1.2 million, compared to a loss of ($0.9) million

•	Rialto Investments operating earnings of $11.0 million (net of $12.0 million of net earnings attributable to noncontrolling interests), compared to a loss of ($1.0) million

•	Deliveries of 1,923 homes – down 4%

•	New orders of 2,267 homes – down 12%; cancellation rate of 17%

•	Backlog of 1,948 homes – down 12%

•	Lennar Homebuilding cash and cash equivalents of $1.0 billion

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 44.5%

Miami, March 29, 2011 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2011. First quarter net earnings attributable to Lennar in 2011 were $27.4 million, or $0.14 per diluted share, compared to a first quarter net loss attributable to Lennar of ($6.5) million, or ($0.04) per diluted share, in 2010.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are pleased to report EPS of $0.14 for our first fiscal quarter of 2011, making this our fourth consecutive quarter of profitability. We were able to achieve these positive results, despite operating in a challenging housing market.”

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Mr. Miller continued, “During the quarter, we remained focused on the core fundamentals of our business, generating profitable results in each of our business segments. Our homebuilding segment continued to produce strong gross margins, benefiting from our intense focus on controlling construction costs and opening new high margin communities. Although S,G&A expenses increased as a percentage of revenues from home sales, they continued to decline in absolute dollars. Our Rialto segment continued to produce healthy profits, generating $11.0 million of operating earnings in the first quarter.”

Mr. Miller concluded, “Our strong balance sheet and significant liquidity puts us in an excellent position to purchase new strategic high margin land deals for our homebuilding business and distressed opportunities for our Rialto business. While it is unclear whether the spring selling season will gain momentum or continue its sluggish recovery, we are confident that our company is well positioned for a profitable year in 2011.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2011 COMPARED TO

THREE MONTHS ENDED FEBRUARY 28, 2010

Lennar Homebuilding

Revenues from home sales decreased 11% in the first quarter of 2011 to $457.9 million from $513.3 million in 2010. Revenues were lower primarily due to a 7% decrease in the average sales price of homes delivered and 4% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 1,903 homes in the first quarter of 2011 from 1,988 homes last year. There was a decrease in home deliveries in Homebuilding Other and all of the Company’s Homebuilding segments except for the Company’s Homebuilding East segment. The average sales price of homes delivered decreased to $240,000 in the first quarter of 2011, primarily in the Company’s Homebuilding West segment, from $258,000 in the same period last year. Sales incentives offered to homebuyers were $33,100 per home delivered in the first quarter of 2011, or 12.1% as a percentage of home sales revenue, compared to $37,100 per home delivered in the same period last year, or 12.5% as a percentage of home sales revenue.

Gross margins on home sales were $91.7 million, or 20.0%, in the first quarter of 2011, compared to $98.4 million, or 19.2%, in the first quarter of 2010. Gross margin percentage on home sales improved compared to last year, primarily due to reduced sales incentives offered to homebuyers as a percentage of revenues from home sales. Gross profits on land sales totaled $2.5 million in the first quarter of 2011, compared to $1.4 million in the first quarter of 2010.

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Selling, general and administrative expenses decreased by $5.7 million, or 7%, in the first quarter of 2011, compared to the same period last year. Selling, general and administrative expenses in the first quarter of 2011 included $8.0 million related to the receipt of a settlement discussed below, offset by $6.6 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 16.4% in the first quarter of 2011, from 15.8% in the first quarter of 2010.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $8.7 million in the first quarter of 2011, which included the Company’s share of a gain on debt extinguishment at one of Lennar Homebuilding’s unconsolidated entities totaling $15.4 million, partially offset by $4.5 million of valuation adjustments related to assets of Lennar Homebuilding’s unconsolidated entities. In the first quarter of 2010, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($8.9) million.

Lennar Homebuilding other income, net, totaled $30.0 million in the first quarter of 2011, which included $29.5 million related to the receipt of a settlement. The parties to certain litigation in which the Company was plaintiff entered into a settlement agreement in which they agreed the Company may make the following statement: “Lennar recently settled litigation against a third party in connection with Lennar’s ongoing dispute with Nicolas Marsch, III and his affiliates. As a result of the settlement, the third party paid Lennar total cash consideration of $37.5 million and that the terms are confidential.” Lennar Homebuilding other income, net, in the first quarter of 2011 also included the recognition of $10.0 million of previously deferred management fee income related to one of Lennar Homebuilding’s unconsolidated entities. In addition, Lennar Homebuilding other income, net, included $13.1 million of valuation adjustments to the Company’s investments in Lennar Homebuilding’s unconsolidated entities. In the first quarter of 2010, Lennar Homebuilding other income, net, was $14.2 million.

Homebuilding interest expense was $35.8 million in the first quarter of 2011 ($13.5 million was included in cost of homes sold, $0.2 million in cost of land sold and $22.1 million in other interest expense), compared to $33.2 million in the first quarter of 2010 ($14.3 million was included in cost of homes sold, $0.2 million in cost of land sold and $18.7 million in other interest expense). Interest expense increased due to an increase in the Company’s outstanding debt compared to the same period last year.

Sales of land, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities, Lennar Homebuilding other income, net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $1.2 million in the first quarter of 2011, compared to an operating loss of ($0.9) million in the first quarter of 2010. The increase in profitability was primarily due to higher profits per loan in the segment’s mortgage operations and reduced costs in the segment’s title operations.

Rialto Investments

In the first quarter of 2011, operating earnings for the Rialto Investments segment were $23.0 million (which included $12.0 million of net earnings attributable to noncontrolling interests), compared to an operating loss of ($1.0) million in the same period last year. In the first quarter of 2011, revenues in this segment were $33.6 million, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans, compared to revenues of $0.3 million in the same period last year. In the first quarter of 2011, Rialto Investments other income, net, was $13.2 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure. The segment also had equity in earnings from unconsolidated entities of $4.5 million during the first quarter of 2011, consisting primarily of interest income and unrealized gains related to the Company’s investment in the AllianceBernstein L.P. fund formed under the Federal government’s Public-Private Investment Program, compared to equity in earnings from unconsolidated entities of $0.1 million in the same period last year. In the first quarter of 2011, expenses in this segment were $28.3 million, which consisted primarily of costs related to its portfolio operations, underwriting expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $1.4 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased by $0.7 million, or 3%, in the first quarter of 2011, compared to the first quarter of 2010. As a percentage of total revenues, corporate general and administrative expenses increased to 4.2% in the first quarter of 2011, from 3.9% in the first quarter of 2010.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $11.3 million and ($1.0) million, respectively, in the first quarter of 2011 and 2010. Net earnings attributable to noncontrolling interests during the first quarter of 2011 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2010. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, March 29, 2011. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1162 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended February 28,
	2011	2010

Revenues:
Lennar Homebuilding	$466,709	520,776
Lennar Financial Services	57,713	53,365
Rialto Investments	33,623	301

Total revenues	$558,045	574,442

Lennar Homebuilding operating earnings	$35,488	5,455
Lennar Financial Services operating earnings (loss)	1,183	(901)
Rialto Investments operating earnings (loss)	23,002	(959)
Corporate general and administrative expenses	(23,352)	(22,640)

Earnings (loss) before income taxes	36,321	(19,045)
Benefit for income taxes	2,405	11,572

Net earnings (loss) (including net earnings (loss) attributable to noncontrolling interests)	38,726	(7,473)
Less: Net earnings (loss) attributable to noncontrolling interests	11,320	(950)

Net earnings (loss) attributable to Lennar	$27,406	(6,523)

Average shares outstanding:
Basic	184,155	182,660

Diluted	194,859	182,660

Earnings (loss) per share:
Basic	$0.15	(0.04)

Diluted	$0.14	(0.04)

Supplemental information:
Interest incurred (1)	$49,874	45,872

EBIT (2):
Net earnings (loss) attributable to Lennar	$27,406	(6,523)
Benefit for income taxes	(2,405)	(11,572)
Interest expense	35,825	33,199

EBIT	$60,826	15,104

(1)	Amount represents interest incurred related to homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended February 28,
	2011	2010

Lennar Homebuilding revenues:
Sales of homes	$457,869	513,348
Sales of land	8,840	7,428

Total revenues	466,709	520,776

Lennar Homebuilding costs and expenses:
Cost of homes sold	366,199	414,972
Cost of land sold	6,389	6,075
Selling, general and administrative	75,175	80,918

Total costs and expenses	447,763	501,965

Lennar Homebuilding operating margins	18,946	18,811
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	8,661	(8,894)
Lennar Homebuilding other income, net	29,960	14,203
Other interest expense	(22,079)	(18,665)

Lennar Homebuilding operating earnings	$35,488	5,455

Lennar Financial Services revenues	$57,713	53,365
Lennar Financial Services costs and expenses	56,530	54,266

Lennar Financial Services operating earnings (loss)	$1,183	(901)

Rialto Investments revenues	$33,623	301
Rialto Investments costs and expenses	28,349	1,403
Rialto Investments equity in earnings from unconsolidated entities	4,525	143
Rialto Investments other income, net	13,203	—

Rialto Investments operating earnings (loss)	$23,002	(959)

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the
	Three Months Ended
	February 28, 2011		February 28, 2010
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	823	$186,309	609	$138,693
Central	312	66,064	317	65,775
West	341	110,992	448	175,330
Houston	219	48,664	346	73,827
Other	228	60,450	284	72,522

Total	1,923	$472,479	2,004	$526,147

Of the total home deliveries listed above, 20 homes with a dollar value of $14.6 million represent home deliveries from unconsolidated entities for the three months ended February 28, 2011, compared to 16 home deliveries with a dollar value of $12.8 million for the three months ended February 28, 2010.

New Orders:
East	982	$220,611	970	$211,363
Central	341	71,120	416	84,979
West	388	127,979	454	163,357
Houston	266	59,653	388	82,552
Other	290	82,177	349	86,357

Total	2,267	$561,540	2,577	$628,608

Of the total new orders listed above, 21 homes with a dollar value of $16.9 million represent new orders from unconsolidated entities for the three months ended February 28, 2011, compared to 9 new orders with a dollar value of $8.0 million for the three months ended February 28, 2010.

Backlog:
East	916	$225,287	1,043	$251,205
Central	283	58,348	266	55,141
West	226	74,825	342	132,341
Houston	292	69,900	291	69,560
Other	231	69,102	262	73,291

Total	1,948	$497,462	2,204	$581,538

Of the total homes in backlog listed above, 4 homes with a backlog dollar value of $4.5 million represents the backlog from unconsolidated entities at February 28, 2011, compared to 2 homes with a backlog dollar value of $2.5 million at February 28, 2010.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 28,	November 30,	February 28,
	2011	2010	2010

Lennar Homebuilding debt	$3,129,065	3,128,154	2,682,928
Total stockholders’ equity	2,640,377	2,608,949	2,435,191

Total capital	$5,769,442	5,737,103	5,118,119

Lennar Homebuilding debt to total capital	54.2%	54.5%	52.4%

Lennar Homebuilding debt	$3,129,065	3,128,154	2,682,928
Less: Lennar Homebuilding cash and cash equivalents	1,014,000	1,207,247	732,386

Net Lennar Homebuilding debt	$2,115,065	1,920,907	1,950,542

Net Lennar Homebuilding debt to total capital (1)	44.5%	42.4%	44.5%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).